Wendy Jones
2065 Hamilton Avenue
San Jose, CA 95125

July 3, 2018

Dear Wendy:

Effective July 2, 2018, your salary will be $600,000. Your eIP bonus target is 75%.

On July 15, 2018, you will be granted an equity award with an estimated value of 8,000,000 USD.(1)(2)(3) This award will be granted based on an equity mix of 60% PBRSUs and 40% time-based RSUs, with $4,800,000 of the total award being made in the form of PBRSUs and $3,200,000 of the total award being made in the form of RSUs.(3)(4)(5) The PBRSUs will be covered by the 2018/2019 PBRSU cycle.(5) The time-based RSUs will vest on a quarterly vesting schedule.(4)

Thank you for your ongoing contribution to eBay and the future of commerce. Let’s continue to deliver in 2018 and beyond.

/s/ Devin Wenig
Devin Wenig

Footnotes

(1) Your equity awards and eIP bonus are subject to clawback. The equity awards (and any cash payment or shares of eBay common stock delivered pursuant to an equity award) and eIP bonus are subject to forfeiture, recovery by the Company or other action pursuant to the applicable equity plan and award agreement and/or bonus plan and any clawback or recoupment policy which eBay Inc. (or any of the eBay companies) may adopt from time to time, including without limitation any such policy which eBay may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.

(2) eBay Inc. grants equity awards pursuant to the terms and conditions of its current stock plans and the applicable award agreements. Any award is made on a discretionary and occasional basis. You have no contractual or other right to receive future awards under these plans and the awards are not part of compensation paid by your employer. eBay Inc. retains the right to amend, change or cancel the plans at its sole discretion.

eBay Inc.’s stock price varies, and the future value of eBay’s common stock is unknown and cannot be predicted with certainty. The actual value you may receive is dependent on, among other things, your continued employment through the applicable date of grant and vesting dates and the stock price at the time you sell your shares, less applicable taxes and withholdings.

(3) For your July 2018 equity award, the award has been described as a U.S. dollar value in this letter and this value has been used to reflect the estimated value. The awards will be converted to a number of shares using the following methodology:

(i)
For PBRSUs, the number of shares subject to the 2018-19 target award will be determined by dividing the U.S. dollar value of the award by the Average eBay Closing Price (described below) and rounding up to the nearest whole number of shares of eBay common stock.

(ii)
For RSUs, the number of shares to be granted will be determined by dividing the U.S. dollar value of the award by the Average eBay Closing Price (described below) and rounding up to the nearest whole number of shares of eBay common stock.

In accordance with eBay Inc. policy, the “Average eBay Closing Price” will be calculated based on the average of the closing prices of eBay common stock as reported on the NASDAQ Global Select Market for the period of 10 consecutive trading days ending on (and including) July 14, 2018.

(4) The RSUs will be awarded on July 15, 2018. Generally, the RSUs will vest and become non-forfeitable over four years as follows: 1/16th of the shares subject to the RSU award will vest on October 15th and an additional 1/16th of the shares subject to the RSU award will vest at the end of each three month period thereafter, subject to necessary withholding for applicable taxes and your continued employment with an eBay company on each vesting date. Your RSU agreement will be available through E*TRADE approximately 4 weeks from the date of grant with the terms and conditions of your award.

(5) The 2018-19 PBRSU cycle is a single 24-month performance period and any PBRSU award will be based on Company performance over the 2018-19 performance period. The PBRSUs subject to this award will be granted on July 15, 2018. Any PBRSUs earned for this cycle will vest as to 50% of the earned shares in March 2020 and 50% of the earned shares in March 2021, subject to your continued employment with an eBay company.